Exhibit 99.1

News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Strong First-Quarter Results

•	Earnings per share rose to $1.22, driven by strong core operating performance

•	Revenue grew to $19.4 billion on increased commercial airplane deliveries

•	Backlog rose to a record $380 billion including $42 billion of new orders

•	Operating cash flow increased to $0.8 billion on higher commercial airplane deliveries and increased orders

•	Cash and marketable securities of $10.5 billion provide strong liquidity

•	2012 EPS guidance increased to between $4.15 and $4.35, reflecting a reduction in a litigation-related reserve

Table 1. Summary Financial Results

	First Quarter
(Dollars in Millions, except per share data)	2012	2011	Change
Revenues	$19,383	$14,910	30%
Earnings From Operations	$1,570	$1,000	57%
Operating Margin	8.1%	6.7%	1.4 Pts
Net Income	$923	$586	58%
Earnings per Share	$1.22	$0.78	56%
Operating Cash Flow	$837	($953)	NM

CHICAGO, Apr. 25, 2012 – The Boeing Company [NYSE: BA] reported first-quarter net income rose to $0.9 billion, or $1.22 per share, on revenue of $19.4 billion. Earnings per share rose 56 percent, reflecting continued strong core performance across the company’s businesses, which more than offset higher pension expense (Table 1). The results also include an increase in earnings of $0.11 per share related to a reduction in a litigation-related reserve. Earnings per share guidance for 2012 increased to between $4.15 and $4.35 to incorporate the reduction in the litigation-related reserve. The company reaffirmed its 2012 revenue and operating cash flow outlook.

“Strong core operating performance from our production programs and services businesses continues to drive expanded earnings, revenue and cash flow for Boeing,” said Jim McNerney, chairman, president, and chief executive officer. “We also grew our record backlog with more than 300 firm orders for our new 737 MAX, a contract award for 84 new F-15s for Saudi Arabia, and other key wins.”

“Our outlook for the year remains positive, and our team is focused on meeting our commitments to customers, profitably increasing commercial airplane production and delivery rates, and building on our strong position in defense, space and security markets.”

Table 2. Cash Flow

	First Quarter
(Millions)	2012	2011
Operating Cash Flow	$837	($953)
Less Additions to Property, Plant & Equipment	($424)	($417)

Free Cash Flow*	$413	($1,370)

*	Non-GAAP measure. A complete definition of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 7, “Non-GAAP Measure Disclosures.”

Boeing’s quarterly operating cash flow was $0.8 billion, with higher commercial airplane deliveries, increased orders and strong operating performance more than offsetting continued investment in the 787 program. Free cash flow* was $0.4 billion in the quarter (Table 2).

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	1Q12	4Q11
Cash	$6.7	$10.1
Marketable Securities[1]	$3.8	$1.2

Total	$10.5	$11.3
Debt Balances:
The Boeing Company	$9.0	$9.0
Boeing Capital Corporation	$2.6	$3.4

Total Consolidated Debt	$11.6	$12.4

[1]	Marketable securities consists primarily of time deposits due within one year classified as “short-term investments.”

Cash and investments in marketable securities totaled $10.5 billion at quarter-end (Table 3), down from $11.3 billion at the beginning of the year. Debt was $11.6 billion, down from $12.4 billion at year-end, primarily due to Boeing Capital Corporation maturities.

Total company backlog at quarter-end was a record $380 billion, up from $356 billion at the beginning of the year. Net orders for the quarter were $42 billion, as backlog increased for both Commercial Airplanes and Defense, Space & Security.

Segment Results

Commercial Airplanes

Table 4. Commercial Airplanes Operating Results

	First Quarter		Change
(Dollars in Millions)	2012	2011
Commercial Airplanes Deliveries	137	104	32%
Revenues	$10,937	$7,118	54%
Earnings from Operations	$1,081	$509	NM
Operating Margins	9.9%	7.2%	2.7 Pts

Boeing Commercial Airplanes first-quarter revenue increased by 54 percent to $10.9 billion on higher delivery volume and mix. Operating margin was 9.9 percent, reflecting the higher deliveries and lower R&D partially offset by higher period costs and the dilutive impact of 787 and 747-8 deliveries (Table 4).

During the quarter, the first two GEnx-powered 787s were delivered. The first 747-8 Intercontinental VIP airplane was also delivered during the quarter.

Commercial Airplanes booked 412 net orders during the quarter, including 301 firm orders for the 737 MAX. Backlog remains strong with more than 4,000 airplanes valued at a record $308 billion.

Boeing Defense, Space & Security

Table 5. Defense, Space & Security Operating Results

	First Quarter		Change
(Dollars in Millions)	2012	2011
Revenues
Boeing Military Aircraft	$4,308	$3,392	27%
Network & Space Systems	$1,795	$2,346	(23%)
Global Services & Support	$2,130	$1,879	13%

Total BDS Revenues	$8,233	$7,617	8%
Earnings from Operations
Boeing Military Aircraft	$437	$369	18%
Network & Space Systems	$73	$141	(48%)
Global Services & Support	$232	$161	44%

Total BDS Earnings from Operations	$742	$671	11%
Operating Margins	9.0%	8.8%	0.2 Pts

Boeing Defense, Space & Security’s first-quarter revenue increased to $8.2 billion, while operating margin was 9.0 percent (Table 5).

Boeing Military Aircraft (BMA) first-quarter revenue increased to $4.3 billion, primarily due to initial revenue for the F-15 Saudi Arabia contract. Operating margin was 10.1 percent, reflecting strong execution across various programs. During the quarter, BMA was awarded both domestic and international C-17 Globemaster III orders and delivered the first production P-8A Poseidon aircraft to the U.S. Navy.

Network & Space Systems (N&SS) first-quarter revenue decreased to $1.8 billion, driven by lower volume on Brigade Combat Team Modernization and timing on United Launch Alliance. Operating margin was 4.1 percent, primarily due to the lower volume and satellite mix. During the quarter, N&SS launched its new 702 small satellite product line with a contract for four units through a joint international agreement.

Global Services & Support (GS&S) first-quarter revenue increased to $2.1 billion, due to higher volume in integrated logistics. Operating margin was 10.9 percent, reflecting improved performance in integrated logistics. During the quarter, GS&S was awarded a performance-based logistics contract for the sustainment of the Republic of Korea Air Force fleet of F-15s.

Backlog at Defense, Space & Security increased by 20 percent to $72 billion on F-15 and C-17 order activity in the quarter, bringing backlog to more than two times the unit’s projected 2012 revenue.

Additional Financial Information

Table 6. Additional Financial Information

	First Quarter		Change
(Dollars in Millions)	2012	2011
Revenues
Boeing Capital Corporation	$125	$143	(13%)
Other segment	$24	$36
Unallocated items and eliminations	$64	($4)
Earnings from Operations
Boeing Capital Corporation	$38	$52	(27%)
Other segment expense	($79)	($22)
Unallocated items and eliminations	($212)	($210)
Other income, net	$12	$13
Interest and debt expense	($119)	($130)
Effective tax rate	36.8%	33.4%

At quarter-end, Boeing Capital Corporation’s (BCC) portfolio balance was $4.2 billion, down from $4.3 billion at the beginning of the year on portfolio run-off and asset sales. BCC’s debt-to-equity ratio was 5.1-to-1, down from year-end, primarily due to the repayment of maturing debt.

The “Other” segment includes unallocated activities of Engineering, Operations and Technology, Shared Services Group as well as certain intercompany guarantees provided to BCC. Other segment expense of $79 million in the first quarter 2012 was primarily driven by higher asset impairment expense.

The loss in unallocated items and eliminations was essentially unchanged as a $131 million increase to earnings from a reduction in a litigation-related reserve was offset by higher pension expense. Total pension expense for the first quarter was $655 million, as compared to $526 million in the same period last year. A total of $466 million was allocated to the operating segments in the quarter, up from $431 million in the same period last year, and $189 million was recognized in unallocated items, compared to $95 million in the same period last year.

The company’s effective tax rate was 36.8% in the quarter, up from 33.4% in the same period last year partly due to the expiration of the R&D tax credit legislation, which the company expects Congress to consider for extension later this year.

Outlook

The company’s 2012 financial guidance (Table 7) reflects continued strong core performance offset by higher pension expense and other items. Earnings per share guidance for 2012 increased to between $4.15 and $4.35 to incorporate the earnings from the reduction in the litigation-related reserve. All other financial guidance is reaffirmed.

Table 7. Financial Outlook

(Dollars in Billions, except per-share data)	2012
The Boeing Company
Revenue	$78 - 80
Earnings Per Share (GAAP)	$4.15 - 4.35
Operating Cash Flow [1]	> $5.0
Boeing Commercial Airplanes
Deliveries [2]	585 - 600
Revenue	$47.5 - 49.5
Operating Margin	8.5% - 9%
Boeing Defense, Space & Security
Revenue
Boeing Military Aircraft	~$15.0
Network & Space Systems	~$7.25
Global Services & Support	~$8.0

Total BDS Revenue	$30.0 - 30.5
Operating Margin
Boeing Military Aircraft	~9.25%
Network & Space Systems	~7.5%
Global Services & Support	~10.5%

Total BDS Operating Margin	> 9.0%
Boeing Capital Corporation
Portfolio Size	Lower
Revenue	~$0.4
Return on Assets	~0.5%
Research & Development	$3.3 - 3.5
Capital Expenditures	~$2.0
Pension Expense [3]	$2.6

[1]	After discretionary cash pension contributions of $1.5 billion and assuming new aircraft financings under $0.5 billion.
[2]	2012 is sold out and includes an expected 70 to 85 787 and 747-8 deliveries, of which approximately half are 787 aircraft.
[3]	Approximately $1.0 billion is expected to be recorded in unallocated items and eliminations.

Non-GAAP Measure Disclosures

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) our commercial development programs, planned production rate increases across multiple commercial airline programs and the overall health of our aircraft production system; (4) changing acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #

Contact:

Investor Relations:	Stephanie Pope or Jennifer Mack (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31
(Dollars in millions, except per share data)	2012	2011

Sales of products	$16,685	$11,894
Sales of services	2,698	3,016

Total revenues	19,383	14,910
Cost of products	(13,661)	(9,506)
Cost of services	(2,380)	(2,510)
Boeing Capital interest expense	(28)	(33)

Total costs and expenses	(16,069)	(12,049)

	3,314	2,861
Income from operating investments, net	46	62
General and administrative expense	(955)	(866)
Research and development expense, net	(835)	(1,057)

Earnings from operations	1,570	1,000
Other income, net	12	13
Interest and debt expense	(119)	(130)

Earnings before income taxes	1,463	883
Income tax expense	(539)	(295)

Net earnings from continuing operations	924	588
Net loss on disposal of discontinued operations, net of taxes of $1 and $1	(1)	(2)

Net earnings	$923	$586

Basic earnings per share from continuing operations	$1.23	$0.79
Net loss on disposal of discontinued operations, net of taxes

Basic earnings per share	$1.23	$0.79

Diluted earnings per share from continuing operations	$1.22	$0.78
Net loss on disposal of discontinued operations, net of taxes

Diluted earnings per share	$1.22	$0.78

Cash dividends paid per share	$0.44	$0.42

Weighted average diluted shares (millions)	759.6	749.0

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

	March 31	December 31
(Dollars in millions, except per share data)	2012	2011

Assets
Cash and cash equivalents	$6,718	$10,049
Short-term and other investments	3,798	1,223
Accounts receivable, net	6,475	5,793
Current portion of customer financing, net	372	476
Deferred income taxes	30	29
Inventories, net of advances and progress billings	32,738	32,240

Total current assets	50,131	49,810
Customer financing, net	4,139	4,296
Property, plant and equipment, net of accumulated depreciation of $14,204 and $13,993	9,399	9,313
Goodwill	4,950	4,945
Acquired intangible assets, net	2,993	3,044
Deferred income taxes	5,791	5,892
Investments	1,037	1,043
Other assets, net of accumulated amortization of $762 and $717	1,765	1,643

Total assets	$80,205	$79,986

Liabilities and equity
Accounts payable	$9,041	$8,406
Accrued liabilities	10,943	12,239
Advances and billings in excess of related costs	15,336	15,496
Deferred income taxes and income taxes payable	3,178	2,780
Short-term debt and current portion of long-term debt	2,807	2,353

Total current liabilities	41,305	41,274
Accrued retiree health care	7,498	7,520
Accrued pension plan liability, net	16,730	16,537
Non-current income taxes payable	192	122
Other long-term liabilities	543	907
Long-term debt	8,817	10,018
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	3,977	4,033
Treasury stock, at cost – 263,535,351 and 267,556,388 shares	(16,364)	(16,603)
Retained earnings	28,447	27,524
Accumulated other comprehensive loss	(16,094)	(16,500)

Total shareholders’ equity	5,027	3,515
Noncontrolling interest	93	93

Total equity	5,120	3,608

Total liabilities and equity	$80,205	$79,986

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended
	March 31
(Dollars in millions)	2012	2011

Cash flows—operating activities:
Net earnings	$923	$586
Adjustments to reconcile net earnings to net cash provided/(used) by operating activities:
Non-cash items –
Share-based plans expense	50	51
Depreciation and amortization	426	384
Investment/asset impairment charges, net	36	10
Customer financing valuation provision		(15)
Loss on disposal of discontinued operations	2	3
Other charges and credits, net	150	113
Excess tax benefits from share-based payment arrangements	(40)	(22)
Changes in assets and liabilities –
Accounts receivable	(729)	(633)
Inventories, net of advances and progress billings	(497)	(2,622)
Accounts payable	506	969
Accrued liabilities	(1,032)	(736)
Advances and billings in excess of related costs	(160)	40
Income taxes receivable, payable and deferred	333	217
Other long-term liabilities	(45)	(66)
Pension and other postretirement plans	724	617
Customer financing, net	196	102
Other	(6)	49

Net cash provided/(used) by operating activities	837	(953)

Cash flows—investing activities:
Property, plant and equipment additions	(424)	(417)
Property, plant and equipment reductions	4	14
Acquisitions, net of cash acquired		(16)
Contributions to investments	(3,718)	(1,644)
Proceeds from investments	1,135	4,701
Receipt of economic development program funds		69

Net cash (used)/provided by investing activities	(3,003)	2,707

Cash flows—financing activities:
New borrowings	20	14
Debt repayments	(811)	(812)
Repayments of distribution rights financing	(72)	(392)
Stock options exercised, other	28	24
Excess tax benefits from share-based payment arrangements	40	22
Employee taxes on certain share-based payment arrangements	(64)	(15)
Dividends paid	(328)	(309)

Net cash used by financing activities	(1,187)	(1,468)

Effect of exchange rate changes on cash and cash equivalents	22	25

Net (decrease)/increase in cash and cash equivalents	(3,331)	311
Cash and cash equivalents at beginning of year	10,049	5,359

Cash and cash equivalents at end of period	$6,718	$5,670

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Three months ended
	March 31
(Dollars in millions)	2012	2011

Revenues:
Commercial Airplanes	$10,937	$7,118
Defense, Space & Security:
Boeing Military Aircraft	4,308	3,392
Network & Space Systems	1,795	2,346
Global Services & Support	2,130	1,879

Total Defense, Space & Security	8,233	7,617
Boeing Capital	125	143
Other segment	24	36
Unallocated items and eliminations	64	(4)

Total revenues	$19,383	$14,910

Earnings from operations:
Commercial Airplanes	$1,081	$509
Defense, Space & Security:
Boeing Military Aircraft	437	369
Network & Space Systems	73	141
Global Services & Support	232	161

Total Defense, Space & Security	742	671
Boeing Capital	38	52
Other segment	(79)	(22)
Unallocated items and eliminations	(212)	(210)

Earnings from operations	1,570	1,000
Other income, net	12	13
Interest and debt expense	(119)	(130)

Earnings before income taxes	1,463	883
Income tax expense	(539)	(295)

Net earnings from continuing operations	924	588
Net loss on disposal of discontinued operations, net of taxes of $1 and $1	(1)	(2)

Net earnings	$923	$586

Research and development expense, net:
Commercial Airplanes	$544	$787
Defense, Space & Security:
Boeing Military Aircraft	145	125
Network & Space Systems	107	107
Global Services & Support	29	29

Total Defense, Space & Security	281	261
Other segment	10	9

Total research and development expense, net	$835	$1,057

Unallocated items and eliminations:
Share-based plans	$(22)	$(22)
Deferred compensation	(36)	(50)
Pension	(189)	(95)
Post-retirement	(19)	(19)
Capitalized interest	(21)	(15)
Eliminations and other	75	(9)

Total	$(212)	$(210)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Three months ended
	March 31
Commercial Airplanes	2012	2011

737	99	87
747	6
767	7	4
777	20	13
787	5

Total	137	104

Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	12	13
F-15 Models	5	4
C-17 Globemaster	2	3
KC-767 International Tanker		1
CH-47 Chinook	10	7
P-8A Poseidon	1

Network & Space Systems
Commercial and Civil Satellites	1
Military Satellites	2

Contractual backlog (Dollars in billions)	March 31	December 31
	2012	2011

Commercial Airplanes	$305.3	$293.3
Defense, Space & Security:
Boeing Military Aircraft	29.0	24.1
Network & Space Systems	10.1	9.0
Global Services & Support	14.2	13.3

Total Defense, Space & Security	53.3	46.4

Total contractual backlog	$358.6	$339.7

Unobligated backlog	$21.2	$15.8

Total backlog	$379.8	$355.5

Workforce	172,200	171,700